As filed with the Securities and Exchange Commission on December 31, 2008
Registration No.      -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1435979 (IRS Employer Identification No.)
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(Address, including zip code, of registrant’s principal executive offices)

The PNC Financial Services Group, Inc.
Employee Stock Purchase Plan
(Full title of the plan)

Richard J. Johnson
Chief Financial Officer
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration fee
to be registered	registered (1)	share (2)	price (1)(2)	(1) (2)
Common Stock ($5.00 per share par value)	2,000,000	$43.66	$33,209,062.14	$1,305.12

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction. This registration statement is also deemed, pursuant to Instruction E to Form S-8, to relate to and carry forward 1,239,371 shares of Common Stock of The PNC Financial Services Group. Inc. (“PNC”) previously registered pursuant to a Registration Statement on Form S-8 (File No. 333-25867) filed by PNC on April 28, 1997 in connection with PNC’s Employee Stock Purchase Plan, effective as of February 20, 1997 (the “1997 Plan”) with respect to which a registration fee of $14,552.94 has been paid. PNC has filed a post-effective amendment to the Form S-8 relating to the 1997 Plan to indicate that the unissued shares will be carried forward and included among the shares of Common Stock registered pursuant to this Registration Statement.

(2)	Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low sales price of PNC’s Common Stock as reported by the New York Stock Exchange on December 26, 2008.

EXPLANATORY STATEMENT
     Of the shares of Common Stock, par value $5.00 per share, of The PNC Financial Services Group, Inc. (“PNC”) registered under this Registration Statement, 1,239,371 shares of PNC Common Stock were registered previously under a Registration Statement on Form S-8, File No. 333-25867, in connection with the PNC Bank Corp. Employee Stock Purchase Plan, as amended and restated effective as of February 20, 1997 (the “1997 Plan”). On November 12, 2008, the Personnel and Compensation Committee of the Board of Directors of PNC approved The PNC Financial Services Group, Inc. Employee Stock Purchase Plan, as amended and restated as of January 1, 2009 (the “ESPP”). The ESPP replaces the 1997 Plan. Both the 1997 Plan and the ESPP are intended to qualify as “employee stock purchase plans” under Section 423 of the Internal Revenue Code of 1986, as amended from time to time. No further offers or sales of PNC Common Stock will be made under the 1997 Plan. Pursuant to Instruction E to Form S-8 and the interpretation of the staff of the Securities and Exchange Commission set forth in Section G.89 of the Division of Corporation Finance Manual of Publicly Available Telephonic Interpretations, such previously registered shares are carried forward to, and deemed covered by, this Registration Statement on Form S-8. Although employees will be provided an opportunity to participate in the ESPP following the effectiveness of this Registration Statement, no participants may purchase shares of PNC Common Stock unless and until the shareholders of PNC have approved the ESPP.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, each as filed by PNC with the SEC pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:
•	PNC’s annual report on Form 10-K for the year ended December 31, 2007
•	PNC’s quarterly reports on Form 10-Q for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008
•	PNC’s current reports on Form 8-K filed January 22, 2008, February 4, 2008, February 13, 2008, February 19, 2008, February 20, 2008, April 18, 2008, April 22, 2008, April 28, 2008, May 16, 2008, May 27, 2008, September 12, 2008, October 24, 2008, October 30, 2008, December 2, 2008, December 23, 2008, December 24, 2008 and December 30, 2008
•	The description of PNC’s Common Stock set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act in September 1987, including any amendment or report filed with the SEC for the purpose of updating this description
     All reports and other documents filed by PNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     PNC sold its J.J.B. Hilliard, W.L. Lyons, LLC (“Hilliard Lyons”) business on March 31, 2008. Prior to its sale, the results of Hilliard Lyons were included in the Retail Banking business segment in PNC’s consolidated financial statements. PNC’s consolidated financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 reflected the reclassification of results of Hilliard Lyons, including the first quarter 2008 gain on the sale of this business, from the Retail Banking business segment to “Other” for the periods presented. PNC has not restated the consolidated financial statements as of December 31, 2007 and for the year then ended and has not restated the unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 to reflect this change in accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, as it was impractical to do so.

     Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.
Experts
     The financial statements as of December 31, 2007 and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of PNC and its subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and December 31, 2005 of PNC incorporated in this Registration Statement by reference from PNC’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to the restatement of the consolidated statements of cash flows, PNC’s adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and PNC’s use of the equity method of accounting to recognize its investment in BlackRock, Inc.) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of National City Corporation and its subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007 and the effectiveness of internal control over financial reporting of National City Corporation as of December 31, 2007 appearing in the Current Report on Form 8-K dated December 2, 2008 filed by PNC have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required), management’s assessment of the effectiveness of internal controls over financial reporting and independent auditors’ reports. These financial statements and schedules and the effectiveness of internal control over financial reporting will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, such financials statements and schedules and opinion regarding the effectiveness of internal control will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.

Item 6. Indemnification of Directors and Officers.
     Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.
     Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.
     Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.
     Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.
     Article VII, Section 2 of PNC’s bylaws provides for indemnification to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania for any person who was or is a director or officer of PNC, or is serving or shall have served at the request of PNC as a director, officer, employee or agent of another entity. PNC’s bylaws also permit PNC, upon authorization by its board of directors, to purchase and maintain insurance on behalf of any person to the full extent permitted by the laws of the Commonwealth of Pennsylvania.
     The foregoing is only a general summary of certain aspects of Pennsylvania law and PNC’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, and 1743 of the PBCL and Article VII, Section 2 of the bylaws of PNC.
     PNC has purchased director’s and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.
Item 8. Exhibits.
     The Exhibit Index of this Registration Statement, filed herewith, is incorporated herein by reference.

Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that Paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, PNC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 31, 2008.

THE PNC FINANCIAL SERVICES GROUP, INC.
By:	*
Samuel R. Patterson
Controller

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
* James E. Rohr	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 31, 2008
* Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)	December 31, 2008
* Samuel R. Patterson	Controller (Principal Accounting Officer)	December 31, 2008
* Richard O. Berndt	Director	December 31, 2008
* Charles E. Bunch	Director	December 31, 2008
* Paul W. Chellgren	Director	December 31, 2008
* Robert N. Clay	Director	December 31, 2008
* George A. Davidson, Jr.	Director	December 31, 2008
* Kay Coles James	Director	December 31, 2008

Signature	Title	Date
* Richard B. Kelson	Director	December 31, 2008
* Bruce C. Lindsay	Director	December 31, 2008
* Anthony A. Massaro	Director	December 31, 2008
* Jane G. Pepper	Director	December 31, 2008
* Donald Shepard	Director	December 31, 2008
* Lorene K. Steffes	Director	December 31, 2008
* Dennis F. Strigl	Director	December 31, 2008
* Stephen G. Thieke	Director	December 31, 2008
* Thomas J. Usher	Director	December 31, 2008

Signature	Title	Date
* George H. Walls, Jr.	Director	December 31, 2008
* Helge H. Wehmeier	Director	December 31, 2008

*By:	/s/ George P. Long, III

George P. Long, III, Attorney-in-Fact, pursuant to Powers of Attorney filed herewith

EXHIBIT INDEX

Exhibit 4.1	The PNC Financial Services Group, Inc. Articles of Incorporation, as amended and restated	Incorporated by reference to the Sixth Article and to Sections 95, 96 and 97 of the Seventh Article, as set forth in Exhibit 3.4 to PNC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008

Exhibit 4.2	By-Laws of PNC Financial Services Group, as amended and restated effective as of December 14, 2005	Incorporated by reference to Exhibit 3.5 PNC’s quarterly report on Form 10-Q for the quarter ended September 30, 2005

Exhibit 5	Opinion of Counsel	Filed herewith

Exhibit 23.1	Consent of Counsel	Included in the opinion filed as Exhibit 5 hereto

Exhibit 23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of National City Corporation	Filed herewith

Exhibit 23.3	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.	Filed herewith

Exhibit 23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of BlackRock, Inc.	Filed herewith

Exhibit 23.5	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.	Filed herewith

Exhibit 24	Powers of Attorney	Filed herewith

Exhibit 99.1	The PNC Financial Services Group, Inc. Employee Stock Purchase Plan (as amended and restated as of January 1, 2009)	Filed herewith